CALVERT WORLD VALUES FUND, INC.

ADMINISTRATIVE SERVICES AGREEMENT

REVISED AND RESTATED SCHEDULE A

                Listed below are Funds that are entitled to receive administrative services from Calvert Investment Administrative Services, Inc. ("CIAS") under the Administrative Services Agreement dated March 1, 1999, as amended, and which will pay annual fees to CIAS pursuant to the Agreement.

Calvert International Equity Fund		Calvert Emerging Markets Equity Fund

Class A	0.35%	Class A	0.35%
Class B	0.35%	Class C	0.35%
Class C	0.35%	Class I	0.10%
Class I	0.15%	Class Y	0.35%
Class Y	0.35%

Calvert Capital Accumulation Fund

Class A	0.25%
Class B	0.25%
Class C	0.25%
Class I	0.10%
Class Y	0.25%

Calvert International Opportunities Fund

Class A	0.35%
Class B	0.35%
Class C	0.35%
Class I	0.15%
Class Y	0.35%

                For its services under this Administrative Services Agreement, CIAS is entitled to receive the fee indicated above based on average net assets. The liability to pay for services under the Agreement arises at the time a Series or Class commences operations, absent waivers.

CALVERT WORLD VALUES FUND, INC.

BY: ____________________________

William M. Tartikoff

Vice President and Secretary

Calvert INVESTMENT Administrative services, INC.

BY: ____________________________

Ronald M. Wolfsheimer

Executive Vice President, Chief Financial and Administrative Officer

Effective: September 28, 2012